Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 22, 2016 (except for Note 1, as to which the date is February 21, 2017), with respect to the combined financial statements of Garlock Sealing Technologies, LLC (Debtor-in-possession as of June 5, 2010) and subsidiaries and Garrison Litigation Management Group, Ltd. and subsidiary (Debtors-in-possession as of June 5, 2010) which appears in EnPro Industries, Inc.’s Amendment No. 1 on Form 8-K/A filed on October 5, 2017, for the years ended December 31, 2015 and 2014, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

October 5, 2017